EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 4, 2003 relating to the consolidated financial statements of AutoNation, Inc. for the year ended December 31, 2002 appearing in the Annual Report on Form 10-K of AutoNation, Inc. for the year ended December 31, 2004.
DELOITTE & TOUCHE LLP
Ft. Lauderdale, Florida
November 29, 2005